AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT

      THIS AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT ("Amendment") is made effective as of the 8th day of March 2018 (the "Effective Date"), by and between THE BANK OF NEW YORK
MELLON ("Bank") and DBX ETF TRUST (the "Client"), with respect to each of the funds identified on Attachment 1 thereto, as amended, modified or supplemented from time to time (each a "Lender" and collectively the "Lenders").

      WHEREAS, the Client and Bank have entered into a certain
Securities Lending Authorization Agreement dated as of April 29,
2015 (as amended, modified or supplemented from time to time, the "Agreement"); and

      WHEREAS, the Client and Bank desire to amend the Agreement in certain respects as hereinafter provided:

      NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

      1.	The Agreement is hereby amended by deleting paragraph 11
of Article I therefrom in its entirety and substituting in lieu thereof the following:

      "Collateral" shall mean Cash Collateral, securities issued or guaranteed by the United States Government or its agencies or instrumentalities and such other forms as may be agreed upon by Bank and Lender from time to time in writing.

      2.	The Agreement is hereby amended by deleting paragraph 20
of Article I therefrom in its entirety and substituting in lieu thereof the following:

      "Market Value" shall mean (a) with respect to Cash Collateral, its amount as of the time of receipt thereof by Bank, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by Bank, and (b) with respect to Securities and/or Non-Cash Collateral, the price of such Securities and/or Non-Cash Collateral at the time the determination of Market Value is made as quoted by a pricing information source used by Bank in the ordinary course of business, plus accrued but unpaid interest, if any, on the particular Security and/or Non-Cash Collateral.

      3.	The Agreement is hereby amended by adding the following
new definitions to Article I, inserted in alphabetical order:

      "Non-Cash Collateral" shall mean Collateral other than Cash
Collateral.

      "Securities Loan Fee" shall mean the amount payable by a Borrower to Bank pursuant to the Securities Borrowing
Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

      4.	The Agreement is hereby amended by adding the following as
a new sub-section (vi) to Article IV, Section 1:

      (vi) collecting applicable Securities Loan Fees and crediting the same to the Collateral Account;

      5.	The Agreement is hereby amended by deleting the first
sentence of Article IV, Section 2, paragraph (b) therefrom in its entirety and substituting in lieu thereof the following:

      Any (i) losses of principal or other diminution of value from investing and reinvesting Cash Collateral; or (ii) market decline or other diminution of value of any Non-Cash
Collateral (in any case whether realized or unrealized, collectively, "Principal Losses") shall be at Lender's risk and for Lender's account.

      6.	The Agreement is hereby amended by deleting Section 4,
Article IV therefrom and substituting in lieu thereof the following:

      7.	Securities Loan Fee.  Bank shall receive any applicable
Securities Loan Fees paid by Borrowers and credit all such amounts received to the Collateral Account.

      Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Amendment, all references in the Agreement to "this Agreement" (and all indirect references such as "herein", "hereby", "hereunder" and "hereof") shall be deemed to refer to the Agreement as amended by this Amendment.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.


THE BANK OF NEW YORK MELLON


By: /s/ David J. Dinardo
Name: David J. Dinardo
Title: Managing Director, COO

By: /s/ Todd Levy
Name: Todd Levy
Title: Director

DBX ETF TRUST


By: /s/ Fiona Bassett
Name: Fiona Bassett
Title: Managing Director

By: /s/ Freddi Klassen
Name: Freddi Klassen
Title: CEO, President